Free Writing Prospectus

Filed Pursuant to Rule 433

Dated February 20, 2019

Registration Statement Nos. 333-208514 and 333-208514-08

**Full Pxing**   $1.056bln Ford Credit Auto Lease (FORDL) 2019-A

Active Lead Managers : Citi (str.), Mizuho, Wells Fargo Passive Lead Managers: HSBC, J.P. Morgan

Co-managers    : BNY Mellon, US Bank

Selling Group    : Loop Capital, Multi-Bank Securities

Anticipated Capital Structure:

CLS	AMT($MM)	WAL	S/F	E.FNL	L.FNL	BCH	SPRD	Yld	CPN	$PX
A-1	198.000	0.34	A-1+/F1+	10/19	3/20	iLIB	-1bp	2.66418	2.66418	100.00000
A-2a	271.000	1.09	AAA/AAA	8/20	9/21	EDSF	+23bp	2.864	2.84	99.99247
A-2b	105.000	1.09	AAA/AAA	8/20	9/21	1ml	+23bp	1ml+23		100.00000
A-3	348.000	1.86	AAA/AAA	5/21	5/22	EDSF	+32bp	2.922	2.90	99.99218
A-4	78.000	2.29	AAA/AAA	7/21	6/22	iSwp	+42bp	3.008	2.98	99.97948
B	56.180	2.41	AA/AA	8/21	7/22	iSwp	+70bp	3.281	3.25	99.97973
C	52.430	**Not Offered**

--Transaction Details--

BBG Ticker	: FORDL 2019-A
Offered Size	: 1,056,180,000 (no grow)
Pxing Speed	: 100% PPC to Maturity
Format	: Public / SEC Registered
Min Denoms	: $1k x $1k
ERISA Eligible	: Yes
Ratings	: S&P, Fitch
Bill & Deliver	: Citi
Exp. Settle	: 2/25/2019
First Pay	: 3/15/2019

Available Materials:

(1) Preliminary Prospectus & Ratings FWP

(2) Intex CDI: Deal name: XFCAT19A Password: K26A

(3) DealRoadshow: : https://urldefense.proofpoint.com/v2/url?u=http-
3A__www.dealroadshow.com&d=DwIGaQ&c=j-EkbjBYwkAB4f8ZbVn1Fw&r=5Ul-kPw-
p9qjAYsDUkB2xTVAk9R4487OkyquYXd61Pg&m=5_ca3w17NMaSMxGiDq0SIZEIvkPLTdaQgZ94bmjlA2Y&s=eA
k201bC_ulgRcNyYCOow9Vp2Ic4_PKqeEiIuz0Ohw4&e= Password: FORDL19A (case-sensitive)

--CUSIPS--
A-1 : 34532F AA0
A-2a : 34532F AB8
A-2b : 34532F AC6
A-3 : 34532F AD4
A-4 : 34532F AE2
B : 34532F AF9

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at
https://urldefense.proofpoint.com/v2/url?u=http-3A__www.sec.gov&d=DwIGaQ&c=j-
EkbjBYwkAB4f8ZbVn1Fw&r=5Ul-kPw-
p9qjAYsDUkB2xTVAk9R4487OkyquYXd61Pg&m=5_ca3w17NMaSMxGiDq0SIZEIvkPLTdaQgZ94bmjlA2Y&s=m9
pockN2MZozJZqCT_r-MssDujd5mRxGxBmmPTPmJq8&e=.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via Bloomberg or another system.